Exhibit 3-a

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

 OF

ULTRADATA SYSTEMS, INCORPORATED

Ultradata Systems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“GCL”) does hereby certify:

FIRST:  That by written consent in lieu of meeting dated November 30, 2006, the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for the approval of the amendment by the stockholders.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended as follows:

By changing Article I thereof so that, as amended, said Article shall be and read as follows:

I.

The name of the Corporation is China Huaren Organic Products, Inc. (the “Corporation”).

By changing Article III thereof so that, as amended, said Article shall be and read as follows:

II.

(A) Authorized Shares.  The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.01. The second class of stock shall be Preferred Stock, par value $0.01. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be set forth herein or as shall be expressed in the resolution or resolutions adopted by the board of directors after the date hereof providing for the issue of such stock and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$.01	100,000,000
Preferred	$.01	4,615,120
Series C Preferred	$.01	150,000
Series D Preferred	$.01	234,880
Totals		105,000,000

(B)  Series C Convertible Preferred Stock.  The Series C Preferred Stock shall have the following preferences, rights, qualifications, limitations and restrictions:

Section 1.  Designation and Amount. The shares of such series shall be designated as "Series C Convertible Preferred Stock" and the number of shares constituting such series shall be 150,000.

Section 2.  Dividends and Distributions.

(a) Ordinary Dividends.  In the event the Corporation declares a dividend payable to holders of any class of stock, the holder of each share of Series C Convertible Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of each share of the Corporation's Common Stock.

(b) Liquidation.  Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series C Convertible Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, the sum of One Half Cent ($.005) per share, after which the holders of Series C Convertible Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis.

Section 3.  Voting Rights. Except as set forth in Section 3A and Section 6 hereof, the holders of Series C Convertible Preferred Stock shall have no voting rights

Section 3A.  Approval of Corporate Acquisition.  The Corporation shall not effect a Corporate Acquisition unless it obtains the written consent of the holders of fifty-one percent (51%) of the outstanding shares of Series C Convertible Preferred Stock.  A “Corporate Acquisition” means the Corporation’s acquisition, through a merger or share exchange, of an operating company.

Section 4.  Reacquired Shares. Any shares of Series C Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5.  Redemption.

(a)  Before Corporate Acquisition.  If the Corporation has not effected a Corporate Acquisition by December 31, 2006, the Series C Convertible Preferred Stock will be automatically redeemed at the close of business on that date for a redemption price of One Tenth of One Cent ($0.001) per share.

(b)  After Corporate Acquisition.  In any case, unless previously redeemed or converted, the Series C Convertible Preferred Stock will be automatically redeemed at the close of business on June 30, 2007 for a redemption price of One Tenth of One Cent ($0.001) per share.

(c)  Automatic redemption pursuant to this Section 5 shall convert the outstanding Series C Convertible Preferred Stock into the right to receive the redemption price upon delivery of the certificates for the Series C Convertible Preferred Stock to the Corporation.

Section 6. Voting on Amendment. The Articles of Incorporation of the Corporation shall not be further amended, nor shall any resolution of the directors be adopted after the adoption of this Certificate of Designation that in any manner would materially alter or change the powers, preferences or special rights of the Series C Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of Series C Convertible Preferred Stock, voting together as a single class.

Section 7. No Impairment. The Corporation will not, by amendment of its Articles of   Incorporation or adoption of a directors’ resolution or by any other means or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Article III, Section (B) and in the taking of all such action as may be  necessary or appropriate in order to protect  the Conversion Rights of the holders of the Series C Convertible Preferred Stock against impairment.

Section 8. Conversion. The holders of the Series C Convertible Preferred Stock shall have the following rights with respect to the conversion of the Series C Convertible Preferred Stock into shares of Common Stock (the "Conversion Rights"):

            (a) Conversion.  Subject to and in compliance with the provisions of this Section 8, any shares of Series C Convertible Preferred Stock may, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a "Conversion").  The holder may opt for a Conversion if (a) the Corporation has completed a Corporate Acquisition and (b) the Corporation has been released from liability under the 4.75% Convertible Debenture issued in February 2005.  The number of shares of Common Stock to which a holder of Series C Convertible Preferred Stock shall be entitled upon a Conversion shall be the number obtained by (i) multiplying the number of shares of Common Stock outstanding immediately after the closing of the Corporate Acquisition by 103%, (ii) multiplying the resulting product by three percent (3%), and (iii) multiplying the resulting product by a fraction, the numerator of which is the number of shares of Series C Convertible Preferred Stock being converted, and the denominator of which is 150,000.

(b)  Adjustment for Reclassification, Exchange and Substitution.  At any time or times the Common Stock issuable upon the conversion of the Series C Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of the Corporation’s stock, whether by recapitalization, combination, consolidation, reclassification or otherwise “Reclassified Securities”), in any such event the holders of Series C Convertible Preferred Stock shall have the same Conversion Rights with respect to the Reclassified Securities as they had with respect to the Common Stock,  and the conversion formula set forth in paragraph (a), above, shall be applied to determine the number of shares of Reclassified Securities to which the holder of Series C Convertible Preferred Stock is entitled.

(c) Mechanics of the Conversion.  Upon a Conversion, the holder of Series C Convertible Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, together with a Notice of Conversion specifying the number of shares to be converted, the name and address to which the certificates for shares of Common Stock shall be delivered, and any other information required by the Corporation..  Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.  The Conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series C Convertible Preferred Stock to be converted.  The person entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

Section 9.  Notices.  Any notice required by the provisions of this Article III shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to the Corporation at its executive offices or to the holder of record at the address of such holder appearing on the books of the Corporation.

(C) Series D Convertible Preferred Stock. The Series D Preferred Stock shall have the following preferences, rights, qualifications, limitations and restrictions:

Section 1.  Designation and Amount. The shares of such series shall be designated as "Series D Convertible Preferred Stock" and the number of shares constituting such series shall be 234,880. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series D Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series D Convertible Preferred Stock.

Section 2.  Dividends and Distributions.

(a) Ordinary Dividends.  In the event the Corporation declares a dividend payable to holders of any class of stock, the holder of each share of Series D Convertible Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation’s Common Stock into which that holder’s Series D Convertible Preferred Stock could be converted on the record date for the dividend.

(b) Liquidation.  Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series D Convertible Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, the sum of One Half Cent ($.005) per share, after which the holders of Series D Convertible Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series D Convertible Preferred Stock shall be deemed to have been converted into the number of shares of the Corporation’s Common Stock into which that holder’s Series D Convertible Preferred Stock could be converted on the record date for the distribution.

Section 3.  Voting Rights. The holders of shares of Series D Convertible Preferred Stock shall have the following voting rights:  Each share of Series D Convertible Preferred Stock shall entitle the holder thereof to cast on all matters submitted to a vote of the stockholders of the Corporation that number of votes which equals the number of shares of Common Stock into which such  share of Series D Convertible Preferred Stock is convertible on the record date for the stockholder action, as determined under Section 8 hereof.

Section 4.  Reacquired Shares. Any shares of Series D Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5.  Redemption. At any time after August 31, 2007, the Corporation shall be entitled to redeem the shares of Series D Convertible Preferred Stock by giving written notice to the registered holders thereof not less than 15 nor more than 60 days prior to the redemption date.  Each such notice shall state (1) the redemption date, (2) the number of shares to be redeemed from each holder, and (3) the place where certificates for the Series D Convertible Preferred Stock are to be surrendered.  Upon surrender in accordance with said notice of certificates for shares to be redeemed, such shares shall be redeemed at a price of $.01 per shares.  Notice having been given, upon the redemption date (unless the Corporation shall default in paying the redemption price) , said shares shall no longer be deemed to be outstanding.

Section 6. Voting on Amendment. The Certificate of Incorporation of the Corporation shall not be further amended, nor shall any resolution of the directors be adopted that in any manner would materially alter or change the powers, preferences or special rights of the Series D Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of Series D Convertible Preferred Stock, voting together as a single class.

Section 7. No Impairment. The Corporation will not, by amendment of its Certificate of   Incorporation or adoption of a directors’ resolution or by any other means or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Article III, Section (C) and in the taking of all such action as may be  necessary or appropriate in order to protect  the Conversion Rights of the holders of the Series D Convertible Preferred Stock against impairment.

Section 8. Conversion. The holders of the Series D Convertible Preferred Stock shall have the following rights with respect to the conversion of the Series D Convertible Preferred Stock into shares of Common Stock (the "Conversion Rights"):

            (a) Conversion.  Subject to and in compliance with the provisions of this Section 8, any shares of Series D Convertible Preferred Stock may, at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a "Conversion").  The number of shares of Common Stock to which a holder of Series D Convertible Preferred Stock shall be entitled upon a Conversion shall be the product obtained by multiplying the number of shares of Series D Convertible Preferred Stock being converted by two thousand (2000) “Adjustment Number”).

(b) Dividend Payable in Shares of Stock.  In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, then the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(c)  Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, reorganization, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Conversion Rights of Series  D Convertible Preferred Stock shall at the same time be modified such that upon Conversion of a share of Series D Convertible Preferred Stock the holder shall receive the product of the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

(d)  Adjustment for Reclassification, Exchange and Substitution.  At any time or times the Common Stock issuable upon the conversion of the Series D Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of the Corporation’s stock, whether by recapitalization, combination, consolidation, reclassification or otherwise, in any such event the Adjustment Number shall be changed proportionately to the change in the number of shares of Common Stock resulting from the recapitalization, reclassification or other change.

(e) Mechanics of the Conversion.  Upon a Conversion, the holder of Series D Convertible Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, together with a Notice of Conversion specifying the number of shares to be converted, the name and address to which the certificates for shares of Common Stock shall be delivered, and any other information required by the Corporation.  Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.  The Conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series D Convertible Preferred Stock to be converted.  The person entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(f)  Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Convertible Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Convertible Preferred Stock, the Corporation shall, at the request of any holder of Series D Convertible Preferred Stock, take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Section 9.  Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any sale of the Corporation, capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series D Convertible Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up.

Section 10.  Notices.  Any notice required by the provisions of this Article III shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal  business  hours of the  recipient;  if not, then on the next business day,  (iii) three (3) days after having been sent by regular mail, postage prepaid, or (iv) one (1) day after deposit with a nationally  recognized  overnight courier, specifying next day delivery,  with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(D)  Reverse Stock Split.  On January 16, 2007 at 6:00 p.m. Eastern Standard Time (the “Effective Time”), a reverse stock split (“Reverse Stock Split”) will occur, as a result of which each thirty nine (39) issued and outstanding shares of Common Stock of the Corporation (“Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified and converted into one (1) share of the Corporation’s Common Stock (“New Common Stock”).  The Reverse Stock Split will be effected as follows:

(a)

Following the Effective Time, each holder of a certificate (s) representing outstanding shares of the Corporation’s Old Common Stock (“Old Certificate(s)”) will be entitled to receive, upon surrender of such Old Certificate(s) to the Corporation’s transfer agent (the “Agent”) for cancellation, a certificate (“New Certificate”) representing  the number of shares of New Common Stock owned by such stockholder following the Reverse Stock Split.

(b)

From and after the Effective Time, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for the New Certificates pursuant to the provision hereof.

(c)

The Corporation will not issue fractional shares.  The number of shares to be issued to each stockholder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares owned by any stockholder would not be a whole number.

SECOND:  That thereafter, pursuant to resolution of the Board of Directors, stockholders of the Corporation representing the necessary number and class of shares as required by statute, acting by written consent in lieu of meeting in accordance with Section 228 of the GCL, consented to the adoption of said amendment by signing the consent setting forth said amendment and delivered the signed consent to the Corporation as required by the provisions of said Section 228.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

FOURTH:  That the effective date of this amendment shall be January 16, 2007.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 5th day of January, 2007.

                                        ULTRADATA SYSTEMS, INCORPORATED

                                        By:

/s/ Fang Jinzhong

Fang Jinzhong

Chief Executive Officer